                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               GRC INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                   [GRC INTERNATIONAL INC LOGO APPEARS HERE]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON

                          THURSDAY, NOVEMBER 7, 1996


The Annual Meeting of Shareholders of GRC International, Inc. will be held at the offices of the Company located at 1900 Gallows Road, Vienna, Virginia 22182, on Thursday, November 7, 1996, at 1:30 p.m. local time for the following purposes:

1. To elect 3 directors for a 3-year term ending in 1999, or until their successors are elected and qualify.

2 To ratify the selection of Deloitte & Touche as independent public accountants for the fiscal year ending June 30, 1997.

3. To consider and act upon any other matters which may properly come before the meeting, or any adjournments thereof.

The Board of Directors has fixed the close of business on September 13, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournments thereof.


                         By Order of the Board of Directors



                         THOMAS E. McCABE
                         Senior Vice President, General Counsel & Secretary

October 4, 1996
1900 Gallows Road
Vienna, Virginia  22182

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----

ELECTION OF DIRECTORS                                                          2

RATIFICATION OF ACCOUNTANTS                                                    6

OTHER MATTERS                                                                  6

OTHER INFORMATION                                                              6

  OPERATION OF BOARD AND COMMITTEES                                            6

  OTHER EXECUTIVE OFFICERS                                                     7

  SUMMARY COMPENSATION TABLE                                                   9

  OPTION GRANTS IN LAST FISCAL YEAR                                           10

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES    11

  EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
     CHANGE-IN-CONTROL ARRANGEMENTS                                           11

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION                     12

  PERFORMANCE GRAPH                                                           14

  COMPENSATION OF DIRECTORS                                                   15

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                              15

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION                 16

  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT                           16

  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT                 17

  DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS                                   18


                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of GRC International, Inc. ("GRC International", "GRCI" or "Company") for use at the Annual Meeting of Shareholders at the Company's offices, 1900 Gallows Road, Vienna, Virginia 22182, on Thursday, November 7, 1996, at 1:30 p.m., and any adjournments thereof. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about October 4, 1996.

Unless revoked prior to exercise, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting. Where the shareholder's choice has been specified on the proxy, the proxy will be voted accordingly. If a choice is not indicated, the proxy will be voted in the manner recommended by the Board. If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the voting thereof (i) by filing with the Secretary of the Company a written notice of revocation thereof or a duly executed proxy bearing a later date, (ii) by giving written notice to the Company of death or incapacity of the shareholder, or (iii) as to any matter presented at the meeting, by the shareholder's voting in person upon such matter. The execution of the enclosed proxy will not affect a shareholder's right to vote in person at the meeting should the shareholder later find it convenient to attend the meeting and desire to vote in person.

Only the holders of record of the Company's $0.10 par value Common Stock ("Stock") at the close of business on September 13, 1996, will be entitled to vote at the meeting. On that date the Company had 9,335,878 shares of Stock outstanding. Holders of the Stock are entitled to one vote per share on all business of the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Stock will constitute a quorum for the meeting.

A nominee will be elected as a director if he receives a plurality of votes, and other matters will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the subject matter are voted in favor of approval of such item. In the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any item other than the election of directors and will be counted as present for purposes of the matter for which the abstention is noted. Accordingly, an abstention will operate to prevent approval of any such matter to the same extent as a vote against approval of such matter.

Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners, but are not permitted to vote on certain other matters in the absence of such instructions. The withholding of a vote on a matter by a broker who has not received such instructions and is not otherwise permitted to vote on such matter is known as a "broker non-vote." A "broker non-vote" with respect to any matter to be considered at the Annual Meeting of Shareholders will have no effect on the outcome of the vote on such matter.

YOUR VOTE IS IMPORTANT! Please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. The prompt return of your proxy will ensure that your vote is counted and will enable us to reduce expenses associated with follow-up mailings. In the event you attend the meeting, the proxy will not be used if you revoke it or vote in person on a given item.

                             ELECTION OF DIRECTORS

The Board currently has 10 directors, and is divided into 3 classes. The first class has 4 directors, the second class has 3 directors, and the third class has 3 directors. The class of directors whose term expires at the 1996 Annual Meeting of Shareholders is the first class. The 3 members of the first class nominated for reelection at the 1996 Annual Meeting are H. Furlong Baldwin, E. Kirby Warren and Joseph R. Wright, Jr. The fourth member of the first class, Harris W. Seed, is retiring at the conclusion of the 1996 Annual Meeting of Shareholders because he is within 1 year of the Board's normal retirement age, which is 70. The Board has decided not to fill the vacancy created by Mr. Seed's retirement, and has established the size of the Board at 9 directors effective as of the conclusion of the 1996 Annual Meeting of Shareholders. The nominees and continuing directors are listed in the table on the following page. The terms of office of the nominees will commence upon election and will continue until the end of their 3-year terms or until their successors are elected and qualify.

Members of the second and third classes will be elected for 3-year terms at the 1997 and 1998 annual meetings, respectively. Any vacancy or newly created directorships in any class may be filled by the Board, and any director so elected will serve for the remainder of the term of the class to which he has been elected by the Board.

In the election of directors, each shareholder has the right to vote his shares cumulatively; i.e., to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his name on the record date, and to cast all such votes for one nominee, or distribute such votes among the nominees in accordance with his choice. A shareholder wishing to designate the allocation of his vote among the nominees may do so by indication on the enclosed proxy card or by personal vote at the Annual Meeting. Unless otherwise directed on the proxy card, management proxy holders will be authorized, in their discretion, to cumulate votes, so that, for example, they may vote proxies for the largest number of the 3 nominees proposed by management which can be elected by cumulative vote.

Management has no reason to believe that any nominee will not be available to serve; but, if any nominee should become unable to serve, the shares represented by management proxies may be voted instead for the election of another person recommended by the Board.

The table below sets forth (i) the name and principal occupation of each nominee and continuing director, (ii) the year in which each nominee's or continuing director's term of office will expire, and (iii) the year in which each nominee or director was first elected or appointed to the Board of the Company. Unless otherwise noted, service on the Board has been without interruption. On the page following the table, additional information is provided regarding all nominees and continuing directors.

VOTE REQUIRED
-------------

The vote required for election of a director is a plurality of the shares present or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES.

                              BOARD OF DIRECTORS

                                                                                        FIRST
                                                                                       ELECTED
          NOMINEES, DIRECTORS                                           TERM             TO
       AND PRINCIPAL OCCUPATIONS                          AGE          EXPIRES          BOARD
----------------------------------------                  ---          -------         -------

NOMINEES:
---------
H. FURLONG BALDWIN
 Chairman & Chief Executive Officer,
  Mercantile Bankshares Corporation............           64             1999            1981

E. KIRBY WARREN
 Professor of Management,
  Columbia University Graduate School
   of Business.................................           62             1999            1996

JOSEPH R. WRIGHT, JR.
 Chairman & Chief Executive Officer,
  AVIC Group International, Inc................           58             1999            1994

DIRECTORS WITH CONTINUING TERMS:
--------------------------------
CHARLES H.P. DUELL
 President, Middleton Place Foundation
  and Middleton Inn Company....................           58             1997            1993

GEORGE R. PACKARD
 Professor & Director, Reischauer Center for
  East Asian Studies, Johns Hopkins University
   School of Advanced International Studies....           64             1997            1994

HERBERT RABIN
 Director, Engineering Research Center, and
  Associate Dean, College of Engineering,
   University of Maryland......................           67             1997            1988

LESLIE B. DISHAROON
 Corporate Director............................           64             1998            1992

EDWARD C. MEYER
 Chairman of the Board,
  GRCI.........................................           67             1998            1992

JAMES ROTH
 President & Chief Executive Officer,
  GRCI.........................................           60             1998            1992

H. FURLONG BALDWIN, 64, has been Chief Executive Officer of Mercantile
------------------
Bankshares Corporation since 1976, and Chairman since 1984. He has been Chairman and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company since 1976. He is a director of Mercantile-Safe Deposit & Trust Company; Mercantile Bankshares Corporation; Alexander & Alexander Services, Inc.; Baltimore Gas & Electric; Consolidated Rail Corporation; Constellation Holdings, Inc.; Offitbank; USF&G Corporation; and Wills Group. He is a Trustee and Past Chairman of Johns Hopkins Hospital and Johns Hopkins Health System, and a Trustee of Johns Hopkins University.

LESLIE B. DISHAROON, 64, was Chairman, President and Chief Executive Officer of
-------------------
Monumental Corporation from 1979 until his retirement in 1988. He is a director of Aegon USA; Johns Hopkins Health System; Johns Hopkins Hospital; and The Travelers Inc. He is Chairman of MSD&T Funds, Inc.

CHARLES H.P. DUELL, 58, has been President of Middleton Place Foundation since
------------------
1974. Middleton Place Foundation is a non-profit educational trust that owns and interprets the Middleton Place national historic landmark in Charleston, South Carolina. He has also been President of the Middleton Inn Company since 1991. His responsibilities include historic preservation, tourism, timber and land management, and real estate development. He is also a director of Alliance Capital Reserves; Alliance Government Reserves; and Alliance Tax-Exempt Reserves (and associated funds). He is a Trustee Emeritus of the National Trust for Historic Preservation, and a member of the Board of Architectural Review for the City of Charleston.

EDWARD C. MEYER, 67, has been Chairman of the Company since 1994.  He was Chief
---------------
of Staff of the U.S. Army and a member of the Joint Chiefs of Staff from 1979 until his retirement in 1983. Since his retirement from the Army, he has served on the President's Strategic Defense Initiative Panel, the Defense Science Board, and other government advisory boards and panels. He is President of Army Emergency Relief and a Trustee of the George Marshall Foundation. He serves on the Board of Overseers of the Hoover Institution, and the Board of Advisors of the Center for Strategic and International Studies. He is a director of Aegon USA, Brown Group; FMC Corporation and its Turkish joint venture; ITT Corporation and ITT Industries. He is also a managing general partner of Cilluffo Associates, L.P., a shareholder of the Company.

GEORGE R. PACKARD, 64, was Dean of the Johns Hopkins University School of
-----------------
Advanced International Studies ("SAIS") from 1979 to 1993. He is the founding Director of the Reischauer Center for East Asian Studies at SAIS. As a Professor at SAIS since 1994, he continues to write, teach and consult. He also serves as visiting president of the International University of Japan in Niigata Prefecture. He is a director of Offitbank; MSD&T Funds, Inc.; Amdahl Corporation; and Commonwealth Scientific Corporation. He also serves on the Boards of the Japan-American Institute of Management Science and the Eisenhower World Affairs Institute. He is the author of a number of books and articles on Japan and East Asia.

HERBERT RABIN, 67, has been Director of the Engineering Research Center and
-------------
Associate Dean of the College of Engineering of the University of Maryland since 1983. He also serves as Professor of Electrical Engineering. From 1979 to 1983, he was Deputy Assistant Secretary of the Navy (Research, Applied, and Space Technology) where he was responsible for the

Navy's space programs and overall technology base. He was Associate Director of Research at the Naval Research Laboratory in Washington, D.C. from 1971 to 1979. He has served on numerous advisory boards and panels for the military services and NASA. He is currently a director of Yurie Systems, Inc. and a trustee of the National Technological University.

JAMES ROTH, 60, has been President and Chief Executive Officer of the Company
----------
since 1992. Since 1991 he has also served as President and Chief Executive Officer of the Company's subsidiary, General Research Corporation ("GRC"). He was Corporate Vice President of GRC from 1989 to 1991. From 1986 to 1989 he served as Vice President of GRC and Director of its Western Division, and from 1983 to 1986, he was Deputy Director of its Systems Technology Division. He was Vice President of GRC from 1979 to 1983, and Director of GRC's Los Angeles operations from 1976 to 1983. He joined GRC in 1974.

HARRIS W. SEED, 69, has been President of the Alice Tweed Tuohy Foundation since
--------------
1973 and Chief Executive Officer since 1977. The Alice Tweed Tuohy Foundation is a private foundation which makes grants to charitable organizations within the Santa Barbara, California area. Mr. Seed was Chairman of the Board of La Cumbre Savings Bank from 1982 to 1995. He was a practicing attorney for 40 years until his retirement from the practice of law in 1993. He was General Counsel and Secretary of the Company from its organization until 1977 and since then has been Assistant Secretary. From 1983 to 1985 he served as Vice Chairman of the Company. He is a director (and former Chairman) of Surgical Eye Expeditions, Inc.

E. KIRBY WARREN, 62, is Professor of Management at Columbia University's
---------------
Graduate School of Business. He also serves as Director of the School's Institute on Management Leadership. He is the author or co-author of three books, The Process of Management, The Progress of Management and Long-Range
       -------------------------  --------------------------     ----------
Planning: The Executive Viewpoint, and numerous articles in academic, trade, and
---------------------------------
popular journals. He has done research, consulting, and seminar-leading throughout the world for such corporations as Bristol-Myers Squibb, British Oxygen, Citibank, Chase, GE, IBM, Merck, Olivetti, PepsiCo, Sunstar and W.R. Grace. He currently serves as a director of Aegon USA, AUSA and Landmark Funds.

JOSEPH R. WRIGHT, JR., 58, was named Chairman and Chief Executive Officer of
---------------------
AVIC Group International, Inc. in 1995. AVIC is a public company engaged principally in establishing joint ventures to develop, finance, build and maintain telecommunications networks in the People's Republic of China. He was Vice Chairman and Executive Vice President of W.R. Grace & Co. from 1989 to 1994. He is Co-Chairman of Baker & Taylor Holdings; a director of The Travelers Inc.; Chairman of the Jefferson Group, Inc.; and a member of the President's Export Council (and Chairman of its Export Control Subcommittee); the Chief Executives Organization; the World Business Council; the National Academy for Public Administration; the Committee for a Responsible Federal Budget; the Council for Excellence in Government; and Citizens for a Sound Economy. He is a member of the Boards of Advisors of Great Lakes Pulp and Fiber, Inc., Heatshield Technologies, and Barington Capital, and the Board of Trustees of Hampton University. He was Deputy Secretary of Commerce from 1981 to 1982, Deputy Director of the White House Office of Management and Budget ("OMB") from 1982 to 1988, and member of the President's Cabinet as Director of OMB from 1988 to 1989.

                          RATIFICATION OF ACCOUNTANTS

The Board has selected Deloitte & Touche to serve as the Company's independent public accountants for the fiscal year ending June 30, 1997. Deloitte & Touche has offices in, or convenient to, most of the locations of the Company's operations. The Board is satisfied as to the professional competence and standing of Deloitte & Touche. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, as well as being available to respond to appropriate questions.

VOTE REQUIRED
-------------

The vote required for ratification of the selection of Deloitte & Touche is a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

Management does not intend to present to the meeting any matter not referred to above, and does not presently know of any matters that may be presented to the meeting by others. If other matters properly come before the meeting, the management proxy holders intend to vote the proxy in accordance with their judgment. Proxies will be solicited for use at the meeting primarily by mail. Proxies may also be solicited personally and by telephone and telegraph by regular employees of the Company, who will receive no additional compensation therefor. The Company will reimburse the brokers and other persons holding the Company's shares registered in their names, or in the names of their nominees, for their expenses incurred in sending proxy materials to and obtaining proxies from the beneficial owners of such shares. All expenses in connection with the solicitation of proxies will be borne by the Company.

                               OTHER INFORMATION

                       OPERATION OF BOARD AND COMMITTEES

The Board of the Company has standing Audit, Compensation, Ethics and Executive & Nominating Committees.

The Audit Committee reviews the results of, and suggestions provided in connection with, the Company's annual audit by its independent public accountants; reviews accounting procedures established by management; and considers matters relating to non-audit services by the Company's independent public accountants. During fiscal 1996, the Committee held 3 meetings. The members of the Committee are Mr. Baldwin (Chairman), Mr. Duell and Mr. Seed.

The Compensation Committee represents the full Board in matters of executive compensation, and from time to time recommends to the full Board appropriate methods and amounts of executive and director compensation. It also administers the Company's employee and executive stock option plans. During fiscal 1996, the Committee held 6 meetings. The members of the Committee are Mr. Disharoon (Chairman), General Meyer and Mr. Wright.

The Ethics Committee oversees and reviews ethical compliance within the Company. During fiscal 1996, the Committee held 4 meetings. The members of the Committee are Dr. Rabin (Chairman), Dr. Packard, Mr. Seed and Dr. Warren.

The Executive & Nominating Committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company between the meetings of the Board, except to the extent prohibited by applicable law or regulation. It also reviews and makes recommendations in regard to the election of officers and directors for the Company. During fiscal 1996, the Committee held 6 meetings. The members of the Committee are General Meyer (Chairman), Mr. Baldwin and Mr. Roth.

The Executive & Nominating Committee will consider recommendations submitted by shareholders for nominees for director. Such recommendations should be in writing and delivered or mailed to the Company c/o Thomas E. McCabe, Senior Vice President, General Counsel & Secretary, 1900 Gallows Road, Vienna, Virginia 22182. In addition, nominations for the election of directors may be made by shareholders in accordance with procedures set forth in the Company's Certificate of Incorporation. Copies of such procedures may be obtained without charge by contacting Mr. McCabe at the above address.

The Board held 7 meetings during fiscal 1996. No Board member attended fewer than 75% of the meetings of the Board and Board Committees on which that director served, with the exception of George R. Packard, who was absent from 1 Board meeting and 2 Ethics Committee meetings in fiscal 1996.

                           OTHER EXECUTIVE OFFICERS

In addition to General Meyer and Mr. Roth, the following persons are executive officers of the Company as of July 31, 1996:

RONALD B. ALEXANDER, 48, was named Senior Vice President, Chief Financial
-------------------
Officer and Treasurer of the Company in April 1996. Since 1994 he had been Vice President, CFO and Treasurer of Network Imaging, a publicly traded company which develops and markets object-oriented, client/server enterprise software systems for the management of large volumes of complex information and documentation. His responsibilities there included strategic and operation budgeting and planning for U.S. and European operations, treasury and controller operations, financial, managerial and SEC reporting, and acquisitions and divestitures.
From 1993 to 1994 he was a managing director of the Blackstone Group, a New York merchant banking firm specializing in merger and acquisition advisory services, managing leveraged buy-out funds, corporate restructuring advisory services and asset management funds. From 1988 to 1993 he was Vice President, CFO and Secretary of Commodore International, a New York Stock Exchange global computer manufacturer and marketer.

CHARLES C. ("CLIFF") BREAM, 51, was named Senior Vice President and General
--------------------------
Manager of the Telecommunications Division in 1995. He has 25 years of line management, marketing and sales distribution experience in business-to-business and consumer markets. His industry focus has included telecommunications, computer systems and office products with large, small and start-up companies. From 1994 to 1995, he had been a senior partner with Triad Capital Partners, a consulting and investment banking firm where he advised clients on strategic planning, sales distribution, vertical market evaluation and implementation, and IPO/acquisition evaluation. As Senior Vice President of Marketing and Business Development for Cable & Wireless from 1992 to 1993, he directed day-to-day operations for the marketing of all products and services and corporate business development. From 1991 to 1992, he was President and co-founder of Quarter Phone, a provider of on-premise, low-cost pay phone service. Earlier in his career, he held positions with Xerox, Data General and Epson.

GARY L. DENMAN, 57, has been Executive Vice President and Chief Operating
--------------
Officer since 1995. He joined the Company in 1995 as Senior Vice President for Strategic Planning. From 1992 to 1995 he was Director of the Department of Defense Advanced Research Projects Agency ("ARPA"), the premier Federal research and development agency. He was Deputy Director of ARPA from 1990 to 1992.
Prior to joining ARPA he was Deputy Director of the U.S. Air Force's Wright Laboratories at Wright Patterson Air Force Base from 1988 to 1990. From 1982 to 1988, he was Director of the Air Force Materials Laboratory and Director of the Air Force Manufacturing Technology Program.

THOMAS E. MCCABE, 41, joined the Company as Vice President-Legal and Secretary
----------------
in 1992. He was promoted to the additional offices of General Counsel in 1993 and Senior Vice President in 1995. He was a founding partner of the Washington law firm of McCarthy & Burke from 1988 through 1991, and an attorney with its predecessor McCarthy & Durrette from 1985 to 1988. He was an attorney with Venable Baetjer & Howard from 1984 to 1985, and Reavis & McGrath from 1982 to 1984. He was law clerk to Judge Richey in the U.S. District Court for D.C. from 1981 to 1982.

JAMES P. MCCOY, 52, has been General Manager of the Company's consolidated
--------------
Professional Services Operation since 1995, and Senior Vice President since 1993. He became a Vice President in 1992, and was Director of the Company's Information Systems Division from 1992 to 1995. He was Director of Marketing from 1988 to 1992. From 1985 to 1988, he served as Operations Director, and from 1984 to 1985 he was a Project Manager. Prior to joining the Company in 1984, Mr. McCoy was a career officer in the U.S. Army.


                          SUMMARY COMPENSATION TABLE
                                   A N N U A L   C O M P E N S A T I O N                LONG TERM COMPENSATION
                                   -------------------------------------                -----------------------
                                                                                                AWARDS
                                                                                                ------
       NAME AND                                                   OTHER ANNUAL          SECURITIES UNDERLYING       All Other
  PRINCIPAL POSITION         YEAR    SALARY         BONUS        COMPENSATION/1/               OPTIONS/2/         Compensation/3/
  ------------------         ----  -----------    -----------    ---------------         ---------------------    ---------------
JAMES ROTH                    1996   $240,000/4/       - 0 -        $43,224                  53,535/4/               $10,317
President & CEO               1995   $241,271/4/    $ 75,450/4/     $45,013                  58,610/4/               $17,291
                              1994   $234,375/4/    $142,260        $ 2,619                  52,051/4/               $19,829

GARY L. DENMAN                1996   $145,330/5/       - 0 -        $27,296                  22,207/5/               $ 7,957
Executive Vice President,     1995   $ 49,231          - 0 -/5/     $ 6,584                  40,901/5/                 N/A
Chief Operating Officer       1994      N/A            N/A            N/A                      N/A                     N/A

JAMES P. MCCOY                1996   $150,000       $ 45,330          - 0 -                  10,000                  $ 9,805
Senior VP, General Manager,   1995   $139,944       $ 58,000          - 0 -                  10,000                  $10,095
Professional Services Oper'n  1994   $135,732       $ 70,000          - 0 -                  25,000                  $13,008

THOMAS E. MCCABE              1996   $112,500/6/       - 0 -        $25,836                  17,179/6/               $12,750
Senior Vice President,        1995   $131,250/6/       - 0 -/6/     $23,868                  13,920/6/               $10,959
General Counsel & Secretary   1994   $142,500/6/    $ 20,000        $ 2,386                  11,336/6/               $11,196


CHARLES C. BREAM              1996   $ 93,300/7/    $ 37,401          - 0 -                   50,000                   N/A
Senior VP, General Manager,   1995       N/A           N/A            N/A                      N/A                     N/A
Telecommunications Division   1994       N/A           N/A            N/A                      N/A                     N/A

--------------------------
/1/ Represents discounts on purchase of options under the Cash Compensation Replacement Plan ("CCRP"), calculated using Black-Scholes valuation method (see note 4 on next page). These options are also included along with conventional stock options in the column captioned "Securities Underlying Options".

/2/ The options shown in this column were awarded pursuant to conventional employee stock option plans, except where footnotes indicate that the executive has foregone salary or bonus in exchange for options (at a discount) under the CCRP. See notes 2 and 4 to table on the next page.

/3/  Company contributions to defined contribution plans.

/4/  Under the CCRP, Mr. Roth elected to forego $60,000 of his $300,000 salary in exchange for 3,535 options in 1996, $58,729 of his $300,000 salary and $25,150 of his $100,600 bonus in exchange for 8,610 options in 1995, and $15,625 of his $250,000 salary in exchange for 2,051 options in 1994.

/5/ Under the CCRP, Dr. Denman elected to forego $38,443 of his $183,733 salary in exchange for 2,207 options in 1996, and his $12,274 bonus in exchange for 901 options in 1995. Dr. Denman joined the Company on March 8, 1995.

/6/ Under the CCRP, Mr. McCabe elected to forego $37,500 of his $150,000 salary in exchange for 2,099 options in 1996, $18,750 of his $150,000 salary and his $25,000 bonus in exchange for 3,920 options in 1995, and $7,500 of his $150,000 salary in exchange for 1,336 options in 1994.

/7/  Mr. Bream joined the Company on November 2, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                     NUMBER OF     % OF TOTAL
                    SECURITIES       OPTIONS      EXERCISE    MARKET
                    UNDERLYING     GRANTED TO      OR BASE   PRICE AT               GRANT
                      OPTIONS       EMPLOYEES       PRICE     DATE OF  EXPIRATION    DATE
       NAME         GRANTED(#)   IN FISCAL YEAR    ($/SH)      GRANT      DATE      VALUE/4/
------------------  -----------  ---------------  ---------  --------  ----------  --------
James Roth            50,000/1/          11.6%    $23.19     $23.19     9/21/05    $812,500
                       1,377/2/           0.3%     $5.67/2/  $22.38         /2/    $ 28,821
                       1,080/2/           0.2%     $7.24/2/  $38.63         /2/    $ 39,636
                         912/2/           0.2%     $8.57/2/  $33.88         /2/    $ 28,892
                         166/2/           0.0%     $9.43/2/  $37.81         /2/    $  5,875

Gary L. Denman        20,000/1/           4.6%    $23.19     $23.19     9/21/05    $325,000
                         768/2/           0.2%     $5.67/2/  $22.38         /2/    $ 16,074
                         649/2/           0.1%     $7.24/2/  $38.63         /2/    $ 23,818
                         569/2/           0.1%     $8.57/2/  $33.88         /2/    $ 18,026
                         221/2/           0.1%     $9.43/2/  $37.81         /2/    $  7,821

James P. McCoy        10,000/1/           2.3%    $23.19     $23.19     9/21/05    $162,500

Thomas E. McCabe      10,000/1/           2.3%    $23.19     $23.19     9/21/05    $162,500
                       5,000/1/           1.2%    $34.25     $34.25     3/28/06    $120,000
                          80/3/           0.0%    $24.63     $24.63    11/10/95    $  1,381
                         689/2/           0.2%     $5.67/2/  $22.38         /2/    $ 14,421
                         540/2/           0.1%     $7.24/2/  $38.63         /2/    $ 19,818
                         456/2/           0.1%     $8.57/2/  $33.88         /2/    $ 14,446
                         414/2/           0.1%     $9.43/2/  $37.81                $ 14,651

Charles C. Bream      50,000/1/          11.6%    $22.69     $22.69    11/02/05    $795,000

-----------------------
/1/  Options granted under the 1994 Employee Option Plan ("1994 Plan").
     Mr. Roth's options become exercisable 6 months after grant. The other options are 50% exercisable 2 years after grant, 25% exercisable 3 years after grant, and 25% exercisable 4 years after grant. The options expire 10 years after grant.

/2/ Options under the Cash Compensation Replacement Plan ("CCRP") are granted at the end of each calendar quarter to executives who have elected to forego cash compensation in exchange for options under the plan. Executives may forego up to 25% of salary and 100% of bonus in exchange for the options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by 80% of the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter and (ii) the exercise price of the option. This formula gives the executive a 20% discount from the "spread". This "spread" is less than the "grant date value" shown in the table above, which is based on a different valuation method (described in note 4). The options are 80% exercisable upon grant, 90% exercisable in 2 years, 95% exercisable in 3 years, and 100% exercisable in 4 years. The options expire 3 years after employment terminates.

/3/ Immediately exercisable options granted under the 1994 Plan in exchange for conversion of incentive stock options to non-qualified stock options.

/4/ Grant date values were calculated using the Black-Scholes option pricing model, assuming (i) 15-year term for options granted under the CCRP;
     (ii) 8% annual interest rate; (iii) 45% volatility; and (iv) no dividends. The ultimate values of options, if any, will depend on the future market price of the Stock, which cannot be predicted.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                NUMBER OF SECURITIES             VALUE OF
                                                     UNDERLYING                 UNEXERCISED
                      SHARES                     UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                     ACQUIRED                       AT FY-END(#)                AT FY-END/1/
                        ON          VALUE     -------------------------  -------------------------
       NAME         EXERCISE(#)  REALIZED($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
------------------  -----------  -----------  -------------------------  -------------------------
James Roth            150,000     $3,839,711     99,263      14,933      $1,964,651   $  359,603
Gary L. Denman                                    2,484      60,624      $   77,040   $1,184,151
James P. McCoy                                   29,165      32,500      $  950,860   $  751,150
Thomas E. McCabe        8,774     $  165,276      2,831      31,206      $   94,844   $  579,015
Charles C. Bream                                             50,000                   $  756,000

-------------
/1/   Option values calculated by subtracting (i) the weighted exercise price of
 - the named executives' options from (ii)$37.81, which was the closing price of the Stock on June 30, 1996, then multiplying such amount by the aggregate number of shares underlying the named executive's options.


               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has an employment agreement with Mr. Roth which provides for an annual salary of $300,000, and an annual bonus equal to 2% of the Company's consolidated net income, without regard to any extraordinary items of income or loss. Because of his relocation in 1992 from California to Virginia at the Company's request, the Company will pay the cost of Mr. Roth's moving back to California after the expiration of the agreement (subject to the limits of the then-current Company policy covering such situations and subject to an aggregate limit of $100,000). The agreement may be terminated immediately by the Company for cause. Either the Company or Mr. Roth may terminate the agreement on 90 days notice during the 12 months following a change in control, but in such event, Mr. Roth will receive a lump-sum payment equal to twice his annual salary. The agreement provides Mr. Roth and his wife with the Company's standard medical and dental insurance for life, notwithstanding any termination of the employment agreement. The employment agreement expires on June 30, 1998.

The Company has employment agreements with Messrs. Denman, McCoy, McCabe and Bream which provide for annual salaries of $200,000 (effective February 16, 1996), $160,000 (effective October 1, 1996), $175,000 (effective October 1,
1996), and $140,000 (effective November 2, 1995), respectively. Each of the agreements may be terminated immediately by the Company for cause, or by either party without cause on 6 months notice. During the 12 months following a change in control, if (i) the Company terminates employment or (ii) the employee terminates his employment because of a material breach of the agreement by the Company, then the employee will receive a lump-sum payment equal to his annual salary.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

This report describes the philosophy underlying the cash and equity-based components of GRCI's executive pay program. It also describes each element of the program, as well as the rationale for compensation paid to GRCI's Chief Executive Officer. So that the Company's executive compensation program will be administered objectively, this Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the SEC. The Committee represents the full Board in matters of executive compensation, and recommends to the Board appropriate methods and amounts of executive compensation. It also administers the Company's stock option plans.

COMPENSATION POLICY AND OVERALL OBJECTIVES.
------------------------------------------

GRCI's executive compensation program is designed to link a significant part of executive pay to Company performance, and to the interests of GRCI's shareholders. In determining or approving the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance, and encourage GRCI executives to focus on the interests of shareholders. The Committee's overall focus is on total compensation, although it also examines the individual elements of compensation. The primary components of the Company's executive compensation package are salary, bonus, and stock options.

SALARIES.
--------

The Committee's review of each executive officer's base salary takes into consideration the duties of the position, the competitive market, the experience and qualifications of the executive, the performance of the executive, and equity issues relating to pay for other Company executives. In making or approving salary decisions, the Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor.

BONUSES.
-------

Under the Company's Incentive Compensation Plan, executives may receive bonuses based on performance. With the exception of Mr. Roth's bonus, which is discussed below, bonuses are discretionary, and not targeted to a fixed percentage of salary; rather, they are based on several performance factors, including the performance of the Company as a whole or the performance of the executive's division, improvement of business base, quality of service and product, control of costs, quality of personnel selection and training, and conformity to general Company policies and directives. No specific weighting has been assigned to these performance measures. Bonuses are typically determined and paid after fiscal year end, in conjunction with a review of the Company's performance for the year in question. In fiscal 1996, three of the Company's top 5 executives, including the CEO, received no bonus.

STOCK OPTIONS.
-------------

GRCI has two types of employee stock option plans. Under conventional option plans like the 1994 Employee Option Plan ("1994 Plan"), options are granted at fair market value to key employees who are expected to contribute materially to the Company's success. The Committee intends to continue using stock options as the primary long-term incentive, because they provide rewards to executives only to the extent the Stock price increases after the options are granted. This helps to focus executives on increasing shareholder value over the long term.

The Company's officers are also eligible to participate in the Cash Compensation Replacement Plan ("CCRP"), under which executives may elect quarterly to exchange up to 25% of their salary and 100% of their bonus for stock options. The purpose of the CCRP is to permit and encourage executives to voluntarily replace one form of compensation (cash) with another (stock options). Participants purchase options at a discount. The formula under which options are acquired under the CCRP is described in Note 2 to the Table on page 10 entitled "Option Grants In Last Fiscal Year". The Committee believes that the CCRP is an appropriate means to encourage equity ownership among executives and more closely align their interests with those of shareholders, while reducing the Company's cash outlays for executive compensation. Three of the Company's top 5 executives, including the CEO, elected to reduce their cash compensation in order to receive options under the CCRP in fiscal 1996.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.
-------------------------------------------

Effective July 1, 1994, Mr. Roth's base salary was increased to $300,000. His previous salary of $250,000 was the same level of salary that had been paid to the Company's CEO since 1989. Under the employment agreement described above under "Employment Agreements", the current level of salary is payable to Mr. Roth through fiscal 1998. Based on periodic studies of CEO pay levels in the high-tech industry, Mr. Roth's salary is essentially at the median of market levels. Mr. Roth elected to forego $60,000 of salary in exchange for 3,535 options under the CCRP in fiscal 1996.

To encourage Mr. Roth to do his utmost to increase the Company's profitability, his bonus is strictly based on a formula tied to net income. Specifically, Mr. Roth receives 2% of the Company's consolidated net income, without regard to any extraordinary items of income or loss. The Committee believes this formula provides the opportunity for payoffs commensurate with the Company's earnings. For fiscal 1996, this formula resulted in no bonus being paid.

In addition to options purchased by Mr. Roth under the CCRP, during fiscal 1996 the Committee granted Mr. Roth a stock option to purchase 50,000 shares at an exercise price of $23.19 under the 1994 Plan. This amount was determined as appropriate to align Mr. Roth's compensation package with shareholder interests and was also considered to be consistent with competitive market practice.

DEDUCTIBILITY OF COMPENSATION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.
-------------------------------------------------------------------------------

Because the salary and bonus levels of the Company's CEO and other executive officers are well below the $1 million cap on deductible executive compensation under Section 162(m) of the Internal Revenue Code, the Committee believes there is no current need to qualify these salary and bonus components of the Company's executive compensation program under that Section. The Committee has, however, sought to ensure that compensation that may in the future be recognized by executives under the Company's stock option programs will be fully deductible under Section 162(m). Nevertheless, the Committee reserves the right to award future compensation which would not (or potentially would not) comply, if it determines this to be in the Company's best interest.

Leslie B. Disharoon, Chairman                                   Edward C. Meyer
Joseph R. Wright, Jr.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   OF GRC INTERNATIONAL, INC. COMMON STOCK,
                  S&P 500-TECHNOLOGY INDEX AND S&P 500 INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                             GRC                S&P             S&P
Measurement Period           INTERNATIONAL,INC  500-TECHNOLOGY  500
(Fiscal Year Covered)        COMMON STOCK       INDEX           INDEX
---------------------        -----------------  ---------       ----------
Measurement Pt-06/30/1991    $100.00            $100.00         $100.00
FYE 06/30/1992               $                  $               $
FYE 06/30/1993               $                  $               $
FYE 06/30/1994               $                  $               $
FYE 06/30/1995               $                  $               $
FYE 06/30/1996               $                  $               $

                           COMPENSATION OF DIRECTORS

Non-employee directors (other than the Chairman) are paid an annual retainer of $12,000 and an additional $1,000 for each Board meeting they attend, and $500 for each Committee meeting they attend (including Committees not described in this Proxy Statement). Committee Chairmen are paid $800 for each Committee meeting they attend. The Company also provides each director a $50,000 term life insurance policy. General Meyer receives $100,000 per annum for his services as Chairman. He does not receive the annual Board retainer or meeting fees.

Non-employee directors (including General Meyer) may elect to forego their cash compensation in exchange for Stock, phantom Stock units having the same value as Stock, or stock options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter, and (ii) the exercise price of the option. This "spread" is less than the "grant date value" of the option under the Black-Scholes option pricing model. The options are immediately exercisable. They expire 3 years after a director leaves the Board, and otherwise have no fixed expiration date.

The Company also has a retirement plan for non-employee directors. The plan provides that after termination of service of an outside director for any reason, such director will receive the annual retainer fee in effect at that time for the lesser of 15 years or life (or the actuarial equivalent in a lump sum or other format). Outside directors become 50% vested after 5 years of service, with an additional 10% becoming vested each year thereafter, until full vesting is achieved after 10 years of service. In the event of a change in control, however, directors immediately become fully vested.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company loaned Mr. Roth $230,000 in connection with his relocation in 1992 from California to Virginia at the Company's request. The loan is secured by a second deed of trust on Mr. Roth's Virginia residence, and bears interest at the rate of 6% per year. Mr. Roth is obligated to make annual interest payments on the loan. The loan, which was outstanding throughout fiscal 1996, is payable in full upon the earlier of the sale of his Virginia residence or the first anniversary of his departure from the Company.

Mercantile-Safe Deposit and Trust Company ("Mercantile"), of which Mr. Baldwin is Chairman of the Board and Chief Executive Officer, has a revolving credit and term loan agreement with the Company. The Company owed Mercantile $10,425,000 under this agreement as of June 30, 1996. In addition, in June 1996 the Company completed a $7.5 million sale-leaseback of its furniture and equipment with Mercantile, which is accounted for as a financing. The lease has a term of 5 years and requires minimum annual lease payments of $1,554,000 in each of the five years. The Company has an option to purchase the property at a bargain price at the end of the lease.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

There is no "interlock" or "insider participation" (as those terms are defined by the SEC) in the Compensation Committee of the Board.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of SEC Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to fiscal 1996, James P. McCoy was late in reporting one stock option grant, David E. Russell filed a late Form 3, George M. Seignious was late in reporting one bona fide gift of stock, and E. Kirby Warren was late in reporting one small acquisition made pursuant to Rule 16a-6(a).

                        SECURITY OWNERSHIP OF PRINCIPAL
                          SHAREHOLDERS AND MANAGEMENT

The following table sets forth the shares and percentages of Stock beneficially owned by the Company's principal shareholders, directors, nominees, highest paid executive officers, and by all directors and executive officers as a group, as of July 31, 1996, unless another date is indicated. Unless otherwise indicated, each person shown as the beneficial owner of shares possesses sole voting and dispositive power with respect to such shares.

                                                   NUMBER OF      % OF
                                                    SHARES        CLASS
                                               -----------------  -----
Edward C. Meyer                                    1,722,373 (1)   18.5
Cilluffo Associates, L.P.                          1,708,000 (2)   18.4
Warburg, Pincus Counsellors, Inc.                  1,064,000 (3)   11.5
James Roth                                           185,287 (4)    2.0
James P. McCoy                                        31,986 (5)    0.3
Harris W. Seed                                        29,845 (6)    0.3
Leslie B. Disharoon                                   10,000        0.1
Herbert Rabin                                          7,916 (7)    0.1
Charles H.P. Duell                                     6,140 (8)    0.1
Joseph R. Wright, Jr.                                  5,392 (9)    0.1
Thomas E. McCabe                                       5,100(10)    0.1
H. Furlong Baldwin                                     5,000        0.1
Gary L. Denman                                         3,419(11)    0.0
E. Kirby Warren                                          200        0.0
George R. Packard                                         92(12)    0.0
Charles C. Bream                                           0(13)    0.0
All Directors & Executive Officers (15 persons)    2,012,750       22.4

(1) Includes 1,708,000 shares owned by Cilluffo Associates, L.P., of which General Meyer is a managing general partner. General Meyer shares voting and dispositive power as to these shares with Cilluffo Associates and its other managing general partner. Also includes 14,373 shares which may be acquired by General Meyer in his own right upon exercise of options exercisable within 60 days.

(2) Shares beneficially owned by Cilluffo Associates, L.P. and its managing general partners, Frank J.A. Cilluffo and General Meyer. See note (1) above.

(3) Based on a Schedule 13G filed in February 1996, reporting ownership as of December 31, 1995. Includes 50,000 shares with shared voting power and 270,000 shares with no voting power. Warburg, Pincus Counsellors, Inc. serves as an investment advisor to many accounts. The securities indicated are owned by such accounts, none of which, individually, owns more than 5% of the Stock.

(4) Includes 114,196 shares subject to options exercisable within 60 days, 70,634 shares with shared voting and dispositive power, 246 shares in the Company's Employee Stock Purchase Plan, and 211 shares in the Company's Deferred Income Plan.

(5) Includes 29,165 shares subject to options exercisable within 60 days, and 252 shares in the Company's Deferred Income Plan.

(6) Includes 2,489 shares subject to options exercisable within 60 days, and 17,356 shares held by the Seed Family Living Trust, of which Mr. Seed and his wife are co-trustees. Also includes 6,000 shares held by Mr. Seed's wife as trustee of a separate trust, 1/3 for her own benefit and 2/3 for the benefit of her adult children. Mrs. Seed disclaims beneficial ownership of 4,000 of these shares, and Mr. Seed disclaims beneficial ownership of all 6,000 of these shares.

(7)  Represents shares subject to options exercisable within 60 days.

(8) Includes 3,000 shares owned by a general partnership. Mr. Duell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)  Includes 392 shares subject to options exercisable within 60 days.

(10) Includes 2,833 shares subject to options exercisable within 60 days, 2,056 shares with shared voting and dispositive power, and 211 shares in the Company's Deferred Income Plan.

(11) Includes 2,486 shares subject to options exercisable within 60 days, and 933 shares in the Company's Employee Stock Purchase Plan.

(12) Represents shares subject to options exercisable within 60 days.

(13) Mr. Bream joined the Company on November 2, 1995. He has 50,000 options which are not yet exercisable.


                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

To be considered for inclusion in the proxy materials relating to the 1997 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary, GRC International, Inc., 1900 Gallows Road, Vienna, Virginia 22182, on or before June 6, 1997.


                         By Order of the Board of Directors



                         THOMAS E. McCABE
                         Senior Vice President, General Counsel & Secretary


Dated:  October 4, 1996

PROXY                        GRC INTERNATIONAL, INC.                      PROXY


The undersigned hereby authorizes LESLIE B. DISHAROON, CHARLES H.P. DUELL, GEORGE R. PACKARD and HERBERT RABIN, and each of them, with several powers of substitution, to vote and otherwise represent all shares of Common Stock of GRC INTERNATIONAL, INC. ("Company") owned or otherwise held by the undersigned at the Annual Meeting of Shareholders of the Company on November 7, 1996, and at any and all adjournments thereof, as follows:


The Board of Directors recommends a vote "FOR" Items 1-2.


1.  ELECTION OF DIRECTORS
    ---------------------


___FOR all nominees        NOMINEES:  H. FURLONG BALDWIN, E. KIRBY WARREN and
                           JOSEPH R. WRIGHT, Jr. To withhold vote from
                            individual nominee(s), check here [__] and write name(s) of nominee(s) as to whom vote is withheld.

                            ----------------------------------------------------

                            ----------------------------------------------------


___WITHHOLD AUTHORITY to vote for all nominees


2.  RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS
    -------------------------------------------------------------------


___FOR         ___AGAINST           ___ABSTAIN



The shares represented by this proxy will be voted as directed or, if no direction is made, will be voted "FOR" the items set forth above.

       THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                  (continued and to be signed on reverse side)

(continued from other side)


THE UNDERSIGNED CONFERS UPON THE PROXIES HEREBY APPOINTED AUTHORITY TO ACT UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. MANAGEMENT KNOWS OF NO OTHER MATTERS TO BE PRESENTED AT THE MEETING.

All other proxies previously given by the undersigned to vote shares of Common Stock of the Company are hereby expressly revoked.

Please sign exactly as your name appears hereon. If you are signing for the shareholder, please sign the shareholder's name and your own name, and state the capacity in which you are signing.



                                      -----------------------------------------
                                      Signature



                                      -----------------------------------------
                                      Additional Signature (if held jointly)



                                      Date:                             , 1996
                                           -----------------------------